Grant Thornton
Certified Public Accountants


Private & Confidential

Mr. Eric Cheng
Chief Executive Officer
Opal Technologies, Inc.
Suite 2810, West Tower, Shun Tak Centre
200 Connaught Road
Central, Hong Kong

Dear Sir:

We refer to your letter dated 2 August 2000 requesting us to respond to the matters referred to assets classified under "construction in progress" and investment in China Can .

We have reviewed our working papers on those areas and have no further comment to make except to refer you to our opinion given on the consolidated financial statements of Opal Technologies, Inc. and subsidiaries for the years ended 31 December 1997, 1998 and 1999.


Yours faithfully,

Antonio Chan
Partner